Contact:

Brian Beades

212-810-5596

invrel@blackrock.com

BlackRock Reports First Quarter Diluted EPS of $1.82

Assets Under Management Rise to $1.364 Trillion at March 31, 2008

New York, April 16, 2008 — BlackRock, Inc. (NYSE:BLK) today reported net income for the quarter ended March 31, 2008 rose 24%, as compared to first quarter 2007, to $242 million or $1.82 per diluted share as compared to first quarter 2007. Diluted earnings per share were $1.48 and $2.43 in the first and fourth quarters of 2007, respectively. Reported operating margin for the first quarter of 2008 was 30.4%, compared to 27.1% and 32.4% in the first and fourth quarters of 2007. Diluted earnings per share for the first quarter of 2008 included a $0.12 non-operating loss, net of non-controlling interest, due to the impact of adverse markets on the firm’s investments compared to net non-operating gains for the first and fourth quarters of 2007 of $0.16 and $0.10, respectively.

Diluted earnings per share, as adjusted1 of $1.90 for the quarter ended March 31, 2008 increased 19% from the $1.59 earned in first quarter of 2007, due to strong organic growth in assets under management totaling $158 billion which drove a 34% year over year increase in operating income, as adjusted, to $416 million. Operating margin, as adjusted1 was 37.6% for first quarter 2008 compared with 36.7% for the first quarter of 2007. First quarter earnings per share, as adjusted decreased $0.62 from the $2.52 earned in fourth quarter 2007 primarily due to the impact associated with a $111 million decline in performance fees. The lower performance fees in first quarter 2008 as compared to fourth quarter 2007 are primarily due to fewer performance fee contracts with performance measurement periods that concluded in first quarter.

Assets under management (“AUM”) increased to $1.364 trillion at March 31, 2008, up 1% since year-end 2007 and 18% year-over-year. Equity and debt markets were in turmoil throughout the quarter, causing net asset values to decline by $27.4 billion (net of foreign exchange translation). Net new business compensated for these declines, adding $35.2 billion during the quarter, which represented an 11% organic growth rate. Net inflows in cash management products dominated, as expected given the Federal Reserve’s rate cuts and investors’ ongoing flight to safe havens. Net fundings were positive from both U.S. and international clients and from both institutional and retail investors. BlackRock Solutions® had an exceptionally active quarter, winning 18 net new assignments. Our new business pipeline at April 14, 2008 was a record $105.8 billion, including $19.9 billion in cash management, $23.4 billion in alternatives, equities and fixed income, and $62.5 billion in “advisory assets under management,” which are long-term portfolio liquidation assignments.

[1]	See notes (a), (b) and (c) to the Condensed Consolidated Statements of Income and Supplemental Information in Attachment I on pages 8, 9, 10 and 11.

“BlackRock’s first quarter results evidenced strength in our core business and the benefits of our globally diversified business model,” commented Laurence D. Fink, Chairman and CEO of BlackRock. “While we are not immune to the effects of adverse markets, we were able to offer a robust range of investment products and solutions, and to help clients with highly complex portfolios that present uniquely difficult challenges in the current market environment. Our recent successes have highlighted the breadth and depth of our platform and validated our collaborative approach with clients.

“During the quarter, fear continued to grip the markets and investors most actively sought high quality cash management products and independent advisory services – both of which are strong BlackRock offerings. In addition, we worked with clients on a wide variety of traditional and alternative investments ranging from emerging market equities to global allocation strategies to distressed securities funds to liability-driven investments and other tailored solutions. We were awarded new business from clients in 41 countries, with positive net flows from both institutional and retail investors.

“Our investment teams shared their insights across the platform and across the globe as they worked to navigate treacherous markets. In fixed income, portfolios were positioned to exploit relative value opportunities that should benefit clients when markets recover. In equities, where markets remained liquid though very volatile, we achieved highly competitive performance, which should support new business efforts when investors return to long-dated asset classes.

“BlackRock is strongly differentiated by our unique ability to bring together deep capital markets expertise, analytics and risk management capabilities to provide clients with independent advice and other services through BlackRock Solutions. During the quarter, we worked with a number of clients to assess asset valuations and consider how to best pursue orderly portfolio liquidations. Though each situation is different, they all require extensive use of our proprietary investment system and analytics, as well as broad market, risk management and structuring expertise. In aggregate, these long-term assignments represent $62.5 billion of “advisory assets under management” in our pipeline.

“As the second quarter begins, markets remain highly unstable and continue to be a challenge for investors worldwide. We remain focused on working with clients to deliver the full resources of BlackRock and BlackRock Solutions and to help them navigate through a variety of investment environments. We also remain vigilant in our efforts to manage our global platform with financial discipline, while continuing to make strategic investments in our business. I am grateful to all of our employees, whose willingness to go “above and beyond” in serving our clients and shareholders is the ultimate source of BlackRock’s strength.”

First Quarter Business Highlights

•

Net new business for the quarter totaled $35.2 billion. Cash management again dominated with $35.1 billion of net inflows, as clients continued to seek the safety and liquidity of our money market funds. We also recorded $3.3 billion of net new business in alternative investments, including inflows in BlackRock Alternative Advisors as well as a number of new strategies. In contrast, we had $3.2 billion of outflows in fixed income and equities, as withdrawals by clients raising cash or changing investment strategies overwhelmed favorable results in a number of products, including core bond, global and international fixed income, certain regional equity, sector and index strategies, and our global allocation funds.

•

New business efforts yielded positive results in all regions, including $27.0 billion from U.S. clients and $8.2 billion from international investors. Internationally, net flows were particularly strong in the U.K., Japan and the Middle East. In addition, flows were positive across channels, with $27.1 billion of fundings from institutions and $8.1 billion from retail and high net worth investors. Net flows from institutions were in cash management products, as inflows from tax-exempt clients in alternatives were offset by outflows from taxable clients in fixed income, more than half of which were attributable to clients migrating to cash. Net new business from retail investors was also predominantly in money market funds, but included $1.1 billion of net inflows in long-dated products, principally fixed income and alternatives.

•

BlackRock Solutions’ services were in strong demand as investors continued to grapple with challenging market conditions and the need for robust risk management tools, analytics and advice. During the quarter, we won four new Aladdin mandates in the U.S., bringing the total number of implementations in process to eight, including the ongoing conversion of the MLIM platform. In addition, we added eight net new risk management and mortgage advisory assignments and one new investment outsourcing relationship. We also completed five and added five short-term advisory engagements, in addition to the portfolio liquidation advisory services referenced earlier.

•

At April 14, 2008, our pipeline of wins funded or to be funded was a record $105.8 billion, including $19.9 billion in cash management, $23.4 billion in long-dated strategies, and $62.5 billion in “advisory assets under management.” In addition, BlackRock Solutions had a number of contracts in negotiation and opportunities in development, as well as a continuing robust level of inquiry. It should be noted that cash management assets are at record levels industry-wide, and we anticipate outflows over time as market conditions normalize. We will continue to work with our clients and distribution partners to offer attractive investment products as they consider their asset allocation strategies.

First Quarter Financial Highlights

Comparison to the First Quarter of 2007

First quarter 2008 operating income increased 45% to $396 million from $272 million earned in first quarter 2007. First quarter 2008 operating income, as adjusted, totaled $416 million, an increase of $105 million or 34%, from the $311 million earned in first quarter 2007. First quarter 2008 included the results of the Quellos transaction which closed on October 1, 2007.

First quarter 2008 revenues of $1,300 million increased $295 million, or 29%, compared to $1,005 million in first quarter 2007 primarily due to:

•

Base investment advisory and administration fees of $1,133 million in first quarter 2008 increased $259 million, or 30%, compared to $874 million in first quarter 2007 primarily due to organic growth in AUM across all asset classes, AUM acquired in the Quellos transaction and the impact of favorable markets. The first quarter of 2008 included $44 million of fees related to Quellos.

•	Performance fees were $42 million in first quarter 2008, compared to $22 million in first quarter 2007. The increase relates to higher performance fees in international equity separate accounts.

•

Other revenue, which includes BlackRock Solutions and property management fees, was $90 million for first quarter 2008 versus $85 million in first quarter 2007. First quarter 2008 BlackRock Solutions revenue rose to $60 million compared to $42 million in first quarter 2007, an increase of 41%. The increase in first quarter 2008 BlackRock Solutions revenue primarily reflects an increase in portfolio advisory services as well as additional Aladdin mandates.

First quarter 2008 operating expenses of $904 million increased $171 million, or 23%, compared to $733 million in first quarter 2007 primarily due to:

•

Employee compensation and benefits increased $122 million primarily due to higher incentive compensation related to increases in operating income and performance fees, a $36 million increase in salaries and benefits primarily due to increased staff (including the increase in staff associated with Quellos) and a $28 million increase in amortization of stock-based compensation.

•	Portfolio administration and servicing costs increased $25 million due to higher levels of AUM sourced by third parties.

•	Amortization of deferred sales costs increased $9 million primarily due to the acquisition of distribution financing agreements in second quarter 2007.

•	General and administration expenses increased $11 million primarily related to $10 million of incremental foreign currency remeasurement costs.

•	Amortization of intangible assets rose $6 million due to an increase in finite lived management contracts related to the Quellos acquisition.

First quarter 2008 non-operating expense, net of non-controlling interest was $24 million compared to non-operating income, net of non-controlling interest, of $33 million in first quarter 2007. The decrease in net non-operating income of $57 million primarily reflects a decline in valuations from co-investments in hedge funds/funds of hedge funds, real estate and other investments of $25 million, $13 million and $11 million, respectively. In addition, interest expense increased $6 million compared to first quarter 2007 due to the issuance of long term debt in September 2007.

First quarter 2008 income taxes were $130 million representing an effective income tax rate of 35%.

Comparison to the Fourth Quarter of 2007

First quarter 2008 operating income decreased 15% to $396 million from $468 million earned in fourth quarter 2007. First quarter 2008 operating income, as adjusted, totaled $416 million, a decrease of $73 million or 15%, from the $489 million earned in fourth quarter of 2007.

First quarter 2008 revenues of $1,300 million declined $144 million, or 10.0%, compared to $1,444 million in fourth quarter 2007 primarily due to:

•

Base investment advisory and administration fees of $1,133 million in first quarter 2008 decreased $27 million, or 2%, compared to $1,160 million in fourth quarter 2007 primarily due to decreases in equity / balanced fees and fixed income fees of $35 million and $9 million, respectively, primarily due to the impact of net market depreciation during the quarter partially offset by an increase in cash management fees of $17 million due to $35 billion of net subscriptions during first quarter 2008.

•

Performance fees were $42 million in first quarter 2008, compared to $153 million in fourth quarter 2007. The $111 million decrease was primarily due to fewer performance fee contracts with performance measurement periods that concluded in first quarter.

•

Other revenue, which includes BlackRock Solutions and property management fees, was $90 million for first quarter 2008 versus $99 million in fourth quarter 2007. First quarter 2008 BlackRock Solutions revenue declined to $60 million compared to $62 million in fourth quarter 2007, a decrease of 4%. The decrease in first quarter 2008 BlackRock Solutions revenue reflects the impact of a performance fee of $3 million earned in fourth quarter 2007.

First quarter 2008 operating expenses of $904 million decreased $72 million, or 7%, compared to $976 million in fourth quarter 2007 primarily due to:

•

Employee compensation and benefits decreased $42 million primarily due to lower incentive compensation related to a reduction of performance fees and operating income partially offset by increases in base salaries and amortization of stock-based compensation.

•	Portfolio administration and servicing costs increased $9 million due to higher levels of AUM sourced from third parties.

•

General and administration expenses decreased $40 million primarily related to a $30 million cost associated with the support of two enhanced cash funds in fourth quarter 2007, a $14 million decrease in marketing and promotional costs and professional services and a $9 million decrease in portfolio services, partially offset by an increase of $13 million expense related to foreign currency remeasurement.

First quarter 2008 non-operating expense, net of non-controlling interest was $24 million, compared to non-operating income, net of non-controlling interest, of $20 million in fourth quarter 2007. The decrease in net non-operating income of $44 million reflects a decline in valuations of co-investments in hedge funds/funds of hedge funds and real estate of $29 million and $18 million.

Teleconference and Webcast Information

BlackRock will host a teleconference call for investors and analysts on Wednesday, April 16, 2008, at 9:00 a.m. (Eastern Time) to discuss its first quarter results. Members of the public who are interested in participating in the teleconference should dial, from the United States, (800) 374-0176, or from outside the United States, (706) 679-4634, shortly before 9:00 a.m. and reference the BlackRock Conference Call (ID Number 42234942). A live, listen-only webcast will also be available via the investor relations section of www.blackrock.com.

Both the teleconference and webcast will be available for replay by 1:00 p.m. on Wednesday, April 16, 2008 and ending at midnight on Wednesday, April 23, 2008. To access the replay of the teleconference, callers from the United States should dial (800) 642-1687 and callers from outside the United States should dial (706) 645-9291 and enter the Conference ID Number 42234942. To access the webcast, please visit the investor relations section of www.blackrock.com.

About BlackRock

BlackRock is one of the world’s largest publicly traded investment management firms. At March 31, 2008, BlackRock’s AUM was $1.364 trillion. The firm manages assets on behalf of institutions and individuals worldwide through a variety of equity, fixed income, cash management and alternative investment products. In addition, a growing number of institutional investors use BlackRock Solutions investment system, risk management and financial advisory services. Headquartered in New York City, as of March 31, 2008, the firm has approximately 5,600 employees in 19 countries and a major presence in key global markets, including the U.S., Europe, Asia, Australia and the Middle East. For additional information, please visit the Company's website at www.blackrock.com.

Forward-Looking Statements

This press release, and other statements that BlackRock may make, may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock’s SEC reports and those identified elsewhere in this communication, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management; (3) the relative and absolute investment performance of BlackRock’s investment products, including its separately managed accounts; (4) the impact of increased competition; (5) the impact of capital improvement projects; (6) the impact of future acquisitions or divestitures; (7) the unfavorable resolution of legal proceedings; (8) the extent and timing of any share repurchases; (9) the impact, extent and timing of technological changes and the adequacy of intellectual property protection; (10) the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to BlackRock, Merrill Lynch or PNC; (11) terrorist activities and international hostilities, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries and BlackRock; (12) the ability to attract and retain highly talented professionals; (13) fluctuations in foreign currency exchange rates, which may adversely affect the value of advisory and administration fees earned by BlackRock; (14) fluctuations in foreign currency exchange rates, which may adversely affect the value of advisory and administration fees earned by BlackRock and the carrying value of certain investments denominated in foreign currencies; (15) the impact of changes to tax legislation and, generally, the tax position of the Company; (16) BlackRock’s ability to successfully integrate the MLIM and Quellos businesses with its existing business; (17) the ability of BlackRock to effectively manage the former MLIM and Quellos assets along with its historical assets under management; and (18) BlackRock’s success in maintaining the distribution of its products.

BlackRock’s Annual Reports on Form 10-K and BlackRock’s subsequent filings with the SEC, accessible on the SEC’s website at http://www.sec.gov and on BlackRock’s website at http://www.blackrock.com, discuss these factors in more detail and identify additional factors that can affect forward-looking statements. The information contained on our website is not a part of this press release.

# # #

Attachment I

BlackRock, Inc.

Condensed Consolidated Statements of Income and Supplemental Information

(Dollar amounts in thousands, except per share data)

(unaudited)

	Three months ended			Variance
	March 31,		December 31, 2007	March 31, 2007		December 31, 2007
	2008	2007		Amount	% Change	Amount	% Change
Revenue
Investment advisory and administration base fees	$1,132,878	$873,508	$1,159,511	$259,370	29.7%	$(26,633)	(2.3)%
Investment advisory performance fees	41,543	22,418	152,670	19,125	85.3%	(111,127)	(72.8)%

Investment advisory and administration fees	1,174,421	895,926	1,312,181	278,495	31.1%	(137,760)	(10.5)%
Distribution fees	35,319	24,820	33,055	10,499	42.3%	2,264	6.8%
Other revenue	90,398	84,628	98,943	5,770	6.8%	(8,545)	(8.6)%

Total revenue	1,300,138	1,005,374	1,444,179	294,764	29.3%	(144,041)	(10.0)%

Expenses
Employee compensation and benefits	468,949	347,302	511,246	121,647	35.0%	(42,297)	(8.3)%
Portfolio administration and servicing	155,739	131,086	146,606	24,653	18.8%	9,133	6.2%
Amortization of deferred sales costs	30,208	21,558	29,057	8,650	40.1%	1,151	4.0%
General and administration	212,983	202,165	253,010	10,818	5.4%	(40,027)	(15.8)%
Amortization of intangible assets	36,569	31,032	36,544	5,537	17.8%	25	0.1%

Total expenses	904,448	733,143	976,463	171,305	23.4%	(72,015)	(7.4)%

Operating income	395,690	272,231	467,716	123,459	45.4%	(72,026)	(15.4)%

Non-operating income (expense)
Investment (loss) income	(34,489)	150,360	25,543	(184,849)	(122.9)%	(60,032)	(235.0)%
Interest and dividend income	18,339	18,357	22,262	(18)	(0.1)%	(3,923)	(17.6)%
Interest expense	(17,378)	(10,986)	(18,389)	(6,392)	58.2%	1,011	(5.5)%

Total non-operating income (expense)	(33,528)	157,731	29,416	(191,259)	(121.3)%	(62,944)	(214.0)%

Income before income taxes and non-controlling interest	362,162	429,962	497,132	(67,800)	(15.8)%	(134,970)	(27.1)%
Income taxes	130,131	109,906	165,747	20,225	18.4%	(35,616)	(21.5)%

Income before non-controlling interest	232,031	320,056	331,385	(88,025)	(27.5)%	(99,354)	(30.0)%
Non-controlling interest	(9,640)	124,668	8,946	(134,308)	(107.7)%	(18,586)	(207.8)%

Net income	$241,671	$195,388	$322,439	$46,283	23.7%	$(80,768)	(25.0)%

Weighted-average shares outstanding (c)
Basic	128,904,253	128,809,726	128,449,943	94,527	0.1%	454,310	0.4%
Diluted	132,876,553	131,895,570	132,578,679	980,983	0.7%	297,874	0.2%
Earnings per share (c)
Basic	$1.87	$1.52	$2.51	$0.35	23.0%	$(0.64)	(25.5)%
Diluted	$1.82	$1.48	$2.43	$0.34	23.0%	$(0.61)	(25.1)%

Dividends paid per share	$0.78	$0.67	$0.67	$0.11	16.4%	$0.11	16.4%

Supplemental information:

Operating income, as adjusted (a)	$416,319	$310,909	$489,212	$105,410	33.9%	$(72,893)	(14.9)%
Operating margin, GAAP	30.4%	27.1%	32.4%	3.3%	12.2%	(2.0)%	(6.2)%
Operating margin, as adjusted (a)	37.6%	36.7%	38.8%	0.9%	2.5%	(1.2)%	(3.1)%
Net income, as adjusted (b)	$253,060	$209,240	$333,748	$43,820	20.9%	$(80,688)	(24.2)%
Diluted earnings per share, as adjusted (b) (c)	$1.90	$1.59	$2.52	$0.31	19.5%	$(0.62)	(24.6)%

NOTE: Certain prior period information has been reclassified to conform to current period presentation.

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(Unaudited)

(a) BlackRock reports its financial results on a GAAP basis, however management believes that evaluating the Company’s ongoing operating results may not be as useful if investors are limited to reviewing only GAAP financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of BlackRock's financial performance over time. BlackRock's management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Operating margin, as adjusted, equals operating income, as adjusted, divided by revenue used for operating margin measurement, as indicated in the table below. As a result of recent changes in BlackRock’s business, management has altered the way it views its operating margin, as adjusted. As such, the calculation of operating income, as adjusted, and operating margin, as adjusted, were modified in the second quarter 2007 primarily to adjust for costs associated with closed-end fund issuances and amortization of deferred sales costs, as shown below. Revenue used for operating margin, as adjusted, for all periods presented includes related party and third party portfolio administration and servicing costs. Certain prior period non-GAAP data has been reclassified to conform to current presentation. Computations for all periods are derived from the Company's consolidated statements of income as follows:

	Three months ended
	March 31,		December 31,
	2008	2007	2007
Operating income, GAAP basis	$395,690	$272,231	$467,716
Non-GAAP adjustments:
PNC LTIP funding obligation	15,021	12,043	13,927
Merrill Lynch compensation contribution	2,500	2,500	2,500
MLIM integration costs	—	7,100	923
Quellos integration costs	—	—	320
Closed-end fund launch costs	3,739	13,152	766
Closed-end fund launch commissions	164	1,397	71
Compensation expense related to (depreciation) appreciation on deferred compensation plans	(795)	2,486	2,989

Operating income, as adjusted	$416,319	$310,909	$489,212

Revenue, GAAP basis	$1,300,138	$1,005,374	$1,444,179
Non-GAAP adjustments:
Portfolio administration and servicing costs	(155,739)	(131,086)	(146,606)
Amortization of deferred sales costs	(30,208)	(21,558)	(29,057)
Reimbursable property management compensation	(6,119)	(6,642)	(6,287)

Revenue used for operating margin measurement, as adjusted	$1,108,072	$846,088	$1,262,229

Operating margin, GAAP basis	30.4%	27.1%	32.4%

Operating margin, as adjusted	37.6%	36.7%	38.8%

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(Unaudited)

(continued)

(a) (continued)

Management believes that operating income, as adjusted, and operating margin, as adjusted, are effective indicators of management's ability to effectively employ BlackRock’s resources. As such, management believes that operating income, as adjusted, and operating margin, as adjusted, provide useful disclosure to investors.

Non-GAAP Operating Income Adjustments:

The portion of the Long-Term Incentive Plan (“LTIP”) expense associated with awards funded through the distribution to participants of shares of BlackRock common stock held by PNC and the anticipated Merrill Lynch compensation contribution have been excluded because, exclusive of the impact related to LTIP participants’ put options, these charges do not impact BlackRock’s book value. MLIM and Quellos integration costs consist principally of certain professional fees, rebranding costs and compensation costs related to the integration which were reflected in GAAP operating income. Integration costs have been deemed non-recurring by management and have been excluded from operating income, as adjusted, to help ensure the comparability of this information to prior periods. Closed-end fund launch costs and commissions have been excluded from operating income, as adjusted, because such costs can fluctuate considerably and revenues associated with the expenditure of such costs will not fully impact the Company’s results until future periods. As such, management believes that operating margins exclusive of these costs are more representative of the operating performance for the respective periods. Compensation expense associated with appreciation (depreciation) on assets related to certain BlackRock deferred compensation plans has been excluded as returns on investments for these plans are reported in non-operating income.

Non-GAAP Revenue Adjustments:

Portfolio administration and servicing costs have been excluded from revenue used for operating margin, as adjusted, because the Company receives offsetting revenue and expense for these services. Amortization of deferred sales costs are excluded from revenue used for operating margin measurement, as adjusted, because such costs offset distribution fee revenue earned by the Company. Reimbursable property management compensation represents compensation and benefits paid to certain BlackRock Realty Advisors, Inc. (“Realty”) personnel. These employees are retained on Realty’s payroll when certain properties are acquired by Realty’s clients. The related compensation and benefits are fully reimbursed by Realty’s clients and have been excluded from revenue used for operating margin, as adjusted, because they bear no economic cost to BlackRock.

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(Unaudited)

(continued)

(b) BlackRock reports its financial results on a GAAP basis, however management believes that evaluating the Company’s ongoing operating results may not be as useful if investors are limited to reviewing only GAAP-basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and for the reasons described below, considers them to be effective indicators, for both management and investors, of BlackRock’s financial performance over time. BlackRock’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

	Three months ended
	March 31,		December 31,
	2008	2007	2007
Net income, GAAP basis	$241,671	$195,388	$322,439
Non-GAAP adjustments, net of tax:
PNC’s LTIP funding obligation	9,764	7,708	8,913
Merrill Lynch compensation contribution	1,625	1,600	1,600
MLIM integration costs	—	4,544	591
Quellos integration costs	—	—	205

Net income, as adjusted	$253,060	$209,240	$333,748

Diluted weighted average shares outstanding (c)	132,876,553	131,895,570	132,578,679

Diluted earnings per share, GAAP basis (c)	$1.82	$1.48	$2.43

Diluted earnings per share, as adjusted (c)	$1.90	$1.59	$2.52

Management believes that net income, as adjusted, and diluted earnings per share, as adjusted, are effective measurements of BlackRock’s profitability and financial performance. The portion of the LTIP expense associated with awards funded through the distribution to participants of shares of BlackRock common stock held by PNC and the anticipated Merrill Lynch compensation contribution have been excluded from net income, as adjusted, and diluted earnings per share, as adjusted, because, exclusive of the impact related to LTIP participants’ put options, these charges do not impact BlackRock’s book value. MLIM and Quellos integration costs reflected in GAAP net income have been deemed non-recurring by management and have been excluded from net income, as adjusted, and diluted earnings per share, as adjusted, to help ensure the comparability of this information to prior reporting periods. Integration costs consist principally of compensation costs, professional fees and rebranding costs incurred in conjunction with the integrations.

(c) Series A non-voting participating preferred stock is considered to be common stock for purposes of earnings per share calculations.

Attachment II

BlackRock, Inc.

Summary of Revenues

(Dollar amounts in thousands)

(unaudited)

	Three months ended			Variance
	March 31,		December 31, 2007	March 31, 2007		December 31, 2007
	2008	2007		Amount	% Change	Amount	% Change
Investment advisory and administration fees
Equity and balanced	$602,627	$469,031	$637,868	$133,596	28.5%	$(35,241)	(5.5)%
Fixed income	221,503	218,723	230,864	2,780	1.3%	(9,361)	(4.1)%
Cash management	174,554	115,389	157,101	59,165	51.3%	17,453	11.1%
Alternative investment products	134,194	70,365	133,678	63,829	90.7%	516	0.4%

Investment advisory and administration base fees	1,132,878	873,508	1,159,511	259,370	29.7%	(26,633)	(2.3)%
Equity and balanced	38,011	9,105	21,191	28,906	317.5%	16,820	79.4%
Fixed income	1,222	1,506	982	(284)	(18.9)%	240	24.4%
Alternative investment products	2,310	11,807	130,497	(9,497)	(80.4)%	(128,187)	(98.2)%

Investment advisory performance fees	41,543	22,418	152,670	19,125	85.3%	(111,127)	(72.8)%

Total investment advisory and administration fees	1,174,421	895,926	1,312,181	278,495	31.1%	(137,760)	(10.5)%

Distribution fees	35,319	24,820	33,055	10,499	42.3%	2,264	6.8%

BlackRock Solutions	59,665	42,314	61,969	17,351	41.0%	(2,304)	(3.7)%
Other revenue	30,733	42,314	36,974	(11,581)	(27.4)%	(6,241)	(16.9)%

Total other revenue	90,398	84,628	98,943	5,770	6.8%	(8,545)	(8.6)%

Total revenue	$1,300,138	$1,005,374	$1,444,179	$294,764	29.3%	$(144,041)	(10.0)%

	Three months ended			Variance
	March 31,		December 31, 2007	March 31, 2007		December 31, 2007
	2008	2007		Amount	% Change	Amount	% Change
Total non-operating income (expense)	$(33,528)	$157,731	$29,416	$(191,259)	(121.3)%	$(62,944)	(214.0)%
Non-controlling interest	9,640	(124,668)	(8,946)	134,308	(107.7)%	18,586	(207.8)%

Total non-operating income, net of non-controlling interest	$(23,888)	$33,063	$20,470	$(56,951)	(172.2)%	$(44,358)	(216.7)%

	Three months ended			Variance
	March 31,		December 31, 2007	March 31, 2007		December 31, 2007
	2008	2007		Amount	% Change	Amount	% Change
Non-operating income
Interest and dividend income	$18,339	$18,357	$22,262	$(18)	(0.1)%	$(3,923)	(17.6)%
Net gain (loss) on investments, net of non-controlling interest
Private equity	8,061	10,267	9,656	(2,206)	(21.5)%	(1,595)	(16.5)%
Real estate	(13,936)	(1,164)	4,398	(12,772)	NM	(18,334)	(416.9)%
Hedge funds/funds of hedge funds	(15,882)	8,650	13,161	(24,532)	(283.6)%	(29,043)	(220.7)%
Other investments[1]	(3,092)	7,939	(8,618)	(11,031)	(138.9)%	5,526	(64.1)%

Total net gain (loss) on investments, net of non-controlling interest	(24,849)	25,692	18,597	(50,541)	(196.7)%	(18,597)	(233.6)%
Other non-controlling interest[2]	0	0	(2,000)	0	NM	2,000	(100.0)%
Interest expense	(17,378)	(10,986)	(18,389)	(6,392)	58.2%	1,011	(5.5)%

Total non-operating income, net of non-controlling interest	$(23,888)	$33,063	$20,470	$(56,951)	(172.2)%	$(44,358)	(216.7)%

[1]	Includes investments related to equity, fixed income, CDOs, deferred compensation arrangements and BlackRock’s seed capital hedging program.
[2]	Includes non-controlling interest related to non-investment activities.

NM - Not meaningful

NOTE: Certain prior period information has been reclassified to conform to current period presentation.

Attachment III

BlackRock, Inc.

Assets Under Management

(Dollar amounts in millions)

(unaudited)

Summary

				Variance
	March 31, 2008	December 31, 2007	March 31, 2007	Qtr to Qtr	YOY
Fixed income	$514,673	$513,020	$470,513	0%	9%
Cash management	349,208	313,338	244,838	11%	43%
Equity and balanced	426,935	459,182	402,983	(7)%	6%
Alternative investment products	73,620	71,104	35,830	4%	105%

Total	$1,364,436	$1,356,644	$1,154,164	1%	18%

First Quarter Component Changes

	December 31, 2007	Net subscriptions (redemptions)	Acquisition/ Reclassification	Foreign Exchange[2]	Market appreciation (depreciation)	March 31, 2008
Fixed income	$513,020	$(2,935)	$0	$3,241	$1,347	$514,673
Cash management	313,338	35,144	—	302	424	349,208
Equity and balanced	459,182	(319)	—	6,126	(38,054)	426,935
Alternative investment products	71,104	3,323	—	525	(1,332)	73,620

Total	$1,356,644	$35,213	$0	$10,194	$(37,615)	$1,364,436

Year over Year Component Changes

	March 31, 2007	Net subscriptions (redemptions)	Acquisition[1]	Foreign Exchange[2]	Market appreciation (depreciation)	March 31, 2008
Fixed income	$470,513	$20,717	$0	$6,505	$16,938	$514,673
Cash management	244,838	102,028	—	649	1,693	349,208
Equity and balanced	402,983	21,558	—	13,190	(10,796)	426,935
Alternative investment products	35,830	14,115	21,868	847	960	73,620

Total	$1,154,164	$158,418	$21,868	$21,191	$8,795	$1,364,436

[1]	Data reflects net assets acquired in the Quellos acquisition on October 1, 2007.
[2]	Foreign Exchange reflects the impact of converting non-dollar denominated AUM into U.S. dollars for reporting.